Exhibit 16.2

Meyler & Company LLC Certified Public Accountants & Management Consultants	One Arin Park 1715 Highway 35 Middletown, NJ 07748	Phone: 732-671-2244

April 27, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re. Seafarer Exploration Corp. (formerly Organetix, Inc.)

Dear Sirs/Madams:

We have read Item 4.01 of the Form 8-K/A dated April 23, 2009 which we understand will be filed by Seafarer Exploration Corp. (formerly Organetix, Inc.) and are in agreement with the statements made therein as they relate to Meyler & Company, LLC.  We have no basis to agree or disagree with other statements contained therein.

Yours truly,

/s/  Meyler & Company, LLC

Meyler & Company, LLC